As filed with the Securities and Exchange Commission on October 9, 2013.

Registration No. 333-191085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VEEVA SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	20-8235463
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

Veeva Systems Inc.

4637 Chabot Drive, Suite 210

Pleasanton, California 94588

(925) 452-6500

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Timothy S. Cabral

Chief Financial Officer

Veeva Systems Inc.

4637 Chabot Drive, Suite 210

Pleasanton, California 94588

(925) 452-6500

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert V. Gunderson, Jr., Esq.

Brian C. Patterson, Esq.

Richard C. Blake, Esq.

Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.

Redwood City, California 94063
(650) 321-2400

Josh Faddis, Esq. Vice President, General Counsel and Corporate Secretary Veeva Systems Inc. 4637 Chabot Drive, Suite 210 Pleasanton, California 94588 (925) 452-6500	Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-191085) (Registration Statement) of Veeva Systems Inc. (Registrant) is being filed solely to include Exhibit 5.1 to the Registration Statement and to amend the disclosures in Item 16 of Part II of the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item	13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with this offering. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the New York Stock Exchange (NYSE) listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$28,191
FINRA filing fee	32,004
NYSE listing fee	250,000
Printing and engraving expenses	350,000
Legal fees and expenses	890,000
Accounting fees and expenses	917,000
Blue sky fees and expenses	15,000
Transfer agent and registrar fees	8,550
Miscellaneous fees and expenses	359,255

Total	$2,850,000

Item	14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (Securities Act).

As permitted by the Delaware General Corporation Law, our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated

bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We intend to enter, into indemnification agreements with each of our directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.1. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 1.9 of our amended and restated investors’ rights agreement (IRA) contained in Exhibit 4.2 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our IRA.

We currently carry and intend to continue to carry liability insurance for our directors and officers.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

From May 31, 2010 to August 31, 2013, we granted stock options to purchase 9,173,000 shares of our Class B common stock to directors, officers, employees and consultants under the 2007 Stock Plan and stock options to purchase 16,050,499 shares of our Class B common stock to directors, officers, employees and consultants under the 2012 Equity Incentive Plan. The sales of securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. All recipients had adequate access, through their relationships with us, to information about us.

From May 31, 2010 to August 31, 2013, we granted stock options to purchase 1,312,500 shares of our Class B common stock to directors and officers in transactions deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act in that such issuances did not involve a public offering. All recipients had adequate access, through their relationships with us, to information about us.

From May 31, 2010 to August 31, 2013, holders of stock options exercised options to purchase an aggregate of 15,338,347 shares of our Class B common stock at exercise prices ranging from $0.01 to $1.54 per share to employees, consultants and directors under the 2007 Stock Plan.

The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1†	Form of Underwriting Agreement.

3.1†	Restated Certificate of Incorporation of Registrant, as amended.

3.2†	Form of Restated Certificate of Incorporation of Registrant, to be effective upon completion of this offering.

3.3†	Bylaws of Registrant.

3.4†	Form of Amended and Restated Bylaws of Registrant, to be effective upon completion of this offering.

4.1†	Form of Registrant’s Class A common stock certificate.

4.2†	Amended and Restated Investors’ Rights Agreement, dated May 16, 2008, by and among the Registrant and the other parties thereto.

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1†	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2†	2007 Stock Plan and forms of agreements thereunder.

10.3†	2012 Equity Incentive Plan and forms of agreements thereunder.

10.4†	2013 Equity Incentive Plan and forms of agreements thereunder, to be effective upon completion of this offering.

10.5†	2013 Employee Stock Purchase Plan, to be effective upon completion of this offering.

10.6†	Office Lease Agreement, dated December 2008, between Registrant and Hacienda Pleasanton Park MD Parent, LLC, as amended June 11, 2010, January 31, 2011, April 2, 2012 and June 25, 2013.

10.7†**

Amended and Restated Value-Added Reseller Agreement, dated September 2, 2010, between Registrant and salesforce.com, inc., as amended December 3, 2010, December 13, 2010, April 15, 2011, August 23, 2011, September 29, 2011, April 3, 2012 and May 24, 2012.

10.8†	Offer letter, dated June 20, 2013, between Peter P. Gassner and the Registrant.

10.9†	Offer letter, dated June 19, 2013, between Matthew J. Wallach and the Registrant.

10.10†	Offer letter, dated January 25, 2010, between Timothy S. Cabral and the Registrant.

10.11†	Offer letter, dated March 16, 2012, between Ronald E.F. Codd and the Registrant.

21.1†	List of Subsidiaries of Registrant.

23.1†	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

24.1†	Power of Attorney.

**

Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

†	Previously filed.

(b) Financial Statement Schedules. All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item	17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 9th day of October, 2013.

VEEVA SYSTEMS INC.

/s/ Timothy S. Cabral

Timothy S. Cabral Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter P. Gassner	Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2013

/s/ Timothy S. Cabral Timothy S. Cabral	Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2013

* Mark Armenante	Director	October 9, 2013

* Ronald E.F. Codd	Director	October 9, 2013

* Gordon Ritter	Chairman of the Board of Directors	October 9, 2013

* Young Sohn	Director	October 9, 2013

* Kevin Spain	Director	October 9, 2013

* By:	/s/ Timothy S. Cabral
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

1.1†	Form of Underwriting Agreement.

3.1†	Restated Certificate of Incorporation of Registrant, as amended.

3.2†	Form of Restated Certificate of Incorporation of Registrant, to be effective upon completion of this offering.

3.3†	Bylaws of Registrant.

3.4†	Form of Amended and Restated Bylaws of Registrant, to be effective upon completion of this offering.

4.1†	Form of Registrant’s Class A common stock certificate.

4.2†	Amended and Restated Investors’ Rights Agreement, dated May 16, 2008, by and among the Registrant and the other parties thereto.

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1†	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2†	2007 Stock Plan and forms of agreements thereunder.

10.3†	2012 Equity Incentive Plan and forms of agreements thereunder.

10.4†	2013 Equity Incentive Plan and forms of agreements thereunder, to be effective upon completion of this offering.

10.5†	2013 Employee Stock Purchase Plan, to be effective upon completion of this offering.

10.6†	Office Lease Agreement, dated December 2008, between Registrant and Hacienda Pleasanton Park MD Parent, LLC, as amended June 11, 2010, January 31, 2011, April 2, 2012 and June 25, 2013.

10.7†**

Amended and Restated Value-Added Reseller Agreement, dated September 2, 2010, between Registrant and salesforce.com, inc., as amended December 3, 2010, December 13, 2010, April 15, 2011, August 23, 2011, September 29, 2011, April 3, 2012 and May 24, 2012.

10.8†	Offer letter, dated June 20, 2013, between Peter P. Gassner and the Registrant.

10.9†	Offer letter, dated June 19, 2013, between Matthew J. Wallach and the Registrant.

10.10†	Offer letter, dated January 25, 2010, between Timothy S. Cabral and the Registrant.

10.11†	Offer letter, dated March 16, 2012, between Ronald E. F. Codd and the Registrant.

21.1†	List of Subsidiaries of Registrant.

23.1†	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

24.1†	Power of Attorney.

**

Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

†	Previously filed.